FORM OF BROKER-DEALER AND GENERAL AGENT

SALES AGREEMENT

Form of AGREEMENT, dated as of                      (the “Effective Date”), is by and among AXA Distributors, LLC (“Distributor”) and                     , (“Broker-Dealer” and “General Agent”).

W I T N E S S E T H:

WHEREAS, the Distributor and the Broker-Dealer are both broker-dealers registered with the SEC under the 1934 Act, and members of FINRA;

WHEREAS, the General Agent, which is an Affiliate of, or the same person as, the Broker-Dealer, or whose employees are also employees of the Broker-Dealer, is an insurance agency duly licensed to sell variable life insurance, variable annuities, and funding agreements in any state or other jurisdiction in which the General Agent intends to perform hereunder;

WHEREAS, AXA Equitable Life Insurance Company (“AXA Equitable”) has appointed the Distributor as principal underwriter or distributor of the Product and has authorized the Distributor to recommend persons for appointment as agents of AXA Equitable to solicit the buyers and sellers to merger or acquisition transactions (“M&A Party(ies)”) for the sale of the Product;

WHEREAS, certain Affiliates of the Broker-Dealer and the General Agent are in the business of providing certain post-closing services for the mergers and acquisitions marketplace and have agreed to provide certain services (the “Services”) to AXA Equitable related to the Product as set forth in that certain Master Services Agreement between AXA Equitable and                     , dated on or about the date hereof (the “Master Services Agreement”);

WHEREAS, AXA Equitable has authorized the Distributor to enter into separate written agreements with broker-dealers registered under the 1934 Act which agree to participate in the distribution of the Product, and the parties hereto desire that the Broker-Dealer be authorized to solicit applications for the sale of the Product;

WHEREAS, in the future, the Product may be issued by an insurance company which is an Affiliate of AXA Equitable and the Distributor may be authorized to promote the offer and sale of the Product in the same manner that AXA Equitable has authorized the Distributor to act, as described above.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

§1.1 Defined Terms. In addition to any terms defined elsewhere in this Agreement, the terms defined in this Section 1.1, whenever used in this Agreement (including in the Schedules and Exhibits), shall have the respective meanings indicated.

a. 1940 Act – Investment Company Act of 1940, as amended.

b. 1934 Act – Securities Exchange Act of 1934, as amended.

c. 1933 Act – Securities Act of 1933, as amended.

d. Affiliated Person or Affiliate – With respect to a person, any other person or entity controlling, controlled by, or under common control with, such person. An entity that otherwise qualifies under this definition will be included within the meaning of “Affiliate” even though it qualifies after the execution of this Agreement.

e. Agent – An individual associated with the General Agent and registered with FINRA as a representative of the Broker-Dealer who is appointed by an AXA Equitable Company as an insurance agent for the purpose of soliciting applications for the Product.

f. AXA Equitable Companies or, individually, an AXA Equitable Company – AXA Equitable and any Affiliate of AXA Equitable which is an insurance company.

g. AXA Equitable Materials – Products, samples and other sales and marketing materials provided to the Broker Dealer and the General Agent (or its customers) by or on behalf of an AXA Equitable Company.

h. Bribery or Bribe – (i) The offering, giving, requesting, receiving, facilitation, or authorization of any bribe or inducement, which, in contravention of the applicable law and regulations, results in personal gain or advantage to the recipient, whether an individual or a public official, (or any person or body associated with the recipient) and which is intended to improperly influence a decision or an action of the recipient; and (ii) any action that is considered as an act of corruption or bribery by the applicable laws or regulations.

i. Broker-of-Record – The party designated in the AXA Equitable Company’s records as the person, with respect to a contract for the sale of a Product, who is entitled to receive compensation payable with respect to such Product and who is authorized to contact directly the owner of such Product. In the case of compensation payable with respect to Purchase Payments, the Broker-of-Record shall be the party designated as such in the records of an AXA Equitable Company, at the time such Purchase Payments are accepted by such AXA Equitable Company. In the case of any payment of compensation payable with respect to the sale of the Product or client services, the Broker-of-Record shall be the party designated as such in the records of an AXA Equitable Company, in accordance with the rules and procedures of such AXA Equitable Company at the time any such payment is payable.

j. Covered Transaction – A merger or acquisition transaction in a jurisdiction where (i) an AXA Equitable Company has proper regulatory or similar licenses to offer the Product and (ii) where the Broker Dealer and the General Agent are properly registered and licensed to sell the Product.

k. FINRA – Financial Industry Regulatory Authority.

l. Funding Agreements – The agreement issued by the AXA Equitable Company issuing the Funding Agreement and executed by the M&A Party on Covered Transactions that set forth certain services to be provided and the terms of deposit and investment of Purchase Payments and such other terms as may be necessary or advisable. The approved form of such agreement is attached hereto as Exhibit C.

m. General Agent Materials – Products, samples and other sales and marketing materials provided to Distributor or the AXA Equitable Company issuing the Product by or on behalf of the General Agent.

n. Intellectual Property Rights – Any and all past, present and future worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures; (2) all trade secrets, know-how and other proprietary information which derives independent economic value from not being generally known to the public; (3) all copyrights, copyright registrations and applications therefor; (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor; (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith; (6) rights of publicity; (7) moral rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, and all documentation, including user manuals and training materials relating to the foregoing; and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

o. Personnel – A party’s or its Affiliate’s directors, officers, employees, agents, auditors, consultants, and subcontractors.

p. Product – The Funding Agreement issued by AXA Equitable as part of a Covered Transaction.

q. Product Prospectus – The prospectus for the interest under the Product included within a Product Registration Statement and including any Product prospectus or supplement separately filed under the 1933 Act. The Product Prospectus also shall include the statement of additional information which is part of the Product Registration Statement, unless the context otherwise requires.

r. Product Trademark – Shall have the meaning ascribed thereto in Section 13.3 hereof.

s. Product Registration Statements – The most recent effective registration statements, or most recent effective post-effective amendments thereto, relating to interests under the Product and in the Separate Account, as required by the 1933 Act and the 1940 Act, including financial statements therein and all exhibits thereto.

t. Purchase Payments – Cash funds deposited into the Product to be held and distributed according to the terms of the Product.

u. SEC or Commission – Securities and Exchange Commission.

v. Separate Account – Segregated asset accounts identified in Exhibit A, each of which has been established by an AXA Equitable Company pursuant to New York Insurance Regulation 128 (11 NYCRR 97) as a funding vehicle for the Product.

w. [To be negotiated]

§1.2 Cross-References. All references in this Agreement to a Section, Article, Schedule or Exhibit are to a section, article, schedule or exhibit of this Agreement, unless otherwise indicated.

ARTICLE II

Authorization and Responsibilities of Broker-Dealer

and General Agent

§2.1 Authority to Distribute the Product. Pursuant to the authority granted to it by AXA Equitable, the Distributor hereby authorizes the Broker-Dealer, under the securities laws, and General Agent, under the insurance laws, each in an exclusive capacity, to distribute the Product. The Broker-Dealer and the General Agent accept such authorization and agree to use their reasonable best efforts to find M&A Parties for the Product in each case acceptable to the AXA Equitable Company issuing the Product. The Broker-Dealer and the General Agent understand that the offering of the Product is not permitted to commence, or to continue, unless the Product Registration Statement has become effective and, with respect to each state or other jurisdiction in which the Product is to be solicited and the Product is qualified for sale under all applicable securities and insurance laws. The Broker-Dealer and the General Agent agree that the solicitation for the sale of the Product will commence as soon as practicable after the Product Registration Statement has become effective and AXA Equitable has authorized, in writing, the Broker-Dealer and the General Agent to begin selling the Product.

§2.2 Notification by Distributor. The Distributor shall notify the Broker-Dealer and the General Agent:

a. If there is no effective Product Registration Statement, when the Product Registration Statement has become effective;

b. Of all states and other jurisdictions in which the Product is qualified for sale and of the states and other jurisdictions in which the Product may not be lawfully sold;

c. Of any request by the SEC for any amendments or supplements to the Product Registration Statement or of any request for additional information that must be provided by the Broker-Dealer or the General Agent or any Affiliate of the Broker-Dealer or the General Agent;

d. Of the issuance by the SEC of any stop order with respect to the Product Registration Statement or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Product;

e. If any event occurs as a result of which the Product Prospectus or any sales literature for the Product would include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

The Distributor will provide the Broker-Dealer and the General Agent with notification of these matters immediately by telephone, with notification in writing promptly thereafter.

§2.3 Authority to Recommend Agent Appointments. The General Agent is vested under this Agreement with power and authority to select and recommend individuals who are associated with the General Agent and are registered representatives of the Broker-Dealer for appointment as agents of AXA Equitable, and only individuals so recommended by the General Agent to the Distributor shall become Agents, provided that AXA Equitable reserves the right in its sole discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time with or without cause.

§2.4 Limitations on Authority. Neither the Broker-Dealer nor the General Agent shall possess or exercise any authority on behalf of the Distributor or the AXA Equitable Companies other than that expressly conferred on the Broker-Dealer or the General Agent by this Agreement. In particular, and without limiting the foregoing, neither the Broker-Dealer nor the General Agent shall have any authority, nor shall either grant such authority to any Agent, on behalf of the Distributor (i) to make, alter or discharge the Product or other contract entered into pursuant to the Product; (ii) to waive any Product provision; (iii) to extend the time for payment of any Purchase Payments; or (iv) to receive any monies or Purchase Payments from purchasers of the Product (except for the sole purpose of forwarding Purchase Payments to an AXA Equitable Company).

§2.5 Insurer’s Right to Reject an M&A Party. The Broker-Dealer and the General Agent acknowledge that each AXA Equitable Company has the right in its sole discretion to reject any M&A Party and any Purchase Payments from such M&A Party. In the event that an AXA Equitable Company determines to reject any Purchase Payments from an M&A Party solicited by an Agent, such AXA Equitable Company will use all reasonable efforts to promptly notify Broker-Dealer of such rejection in advance of such Purchase Payment being accepted from the M&A Party.

§2.6 Products Included Under this Agreement. Schedule I to this Agreement describes the Product which is included as a product under this Agreement. Schedule I may be amended by the Distributor in its sole discretion from time to time to include other products issued by an AXA Equitable Company (the “Other Products”) and distributed by the Distributor pursuant to a distribution agreement with an AXA Equitable Company which relates to the Other Products. The provisions of this Agreement shall apply with equal force to such Other Products unless the context otherwise requires. Schedule I may be amended by the Distributor in its sole discretion from time to time.

§2.7 Independent Contractor Status. The Distributor acknowledges that the Broker-Dealer and the General Agent are each independent contractors. Nothing herein contained shall constitute the Broker-Dealer, the General Agent, or any agents or representatives of the Broker-Dealer or the General Agent as employees of an AXA Equitable Company or the Distributor.

ARTICLE III

Licensing and Registration of Broker-Dealer, General Agent and Agents

§3.1 Broker-Dealer Qualifications. The Broker-Dealer represents that it is a broker-dealer registered with the SEC under the 1934 Act, and is a member of FINRA. The Broker-Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations hereunder and in which such registration is required, and be a member in good standing of FINRA.

§3.2 General Agent Qualifications. The General Agent represents that it is a licensed life insurance agent where required to sell the Product. The General Agent must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Product in each state or other jurisdiction in which the General Agent intends to perform its functions and fulfill its obligations hereunder.

§3.3 Qualifications of Broker-Dealer Representatives. The Broker-Dealer represents and warrants that it shall take all necessary action to ensure that no individual shall offer or sell the Product on behalf of Broker-Dealer in any state or other jurisdiction in which the Product may lawfully be sold unless such individual is an associated person of Broker-Dealer (as that term is defined in Section 3(a)(18) of the 1934 Act), is not subject to a statutory disqualification (as that term is defined in the 1934 Act) and is duly registered with FINRA and any applicable state securities regulatory authority as a registered person of Broker-Dealer qualified to distribute the Product in such state or other jurisdiction.

§3.4 Qualifications of General Agent’s Agents and Appointment of Agents. The General Agent represents and warrants that it shall take all necessary action to ensure that no individual shall offer or sell the Product on behalf of the General Agent in any state or other jurisdiction unless such individual is duly appointed as an agent of the General Agent, duly licensed and appointed as an agent of the appropriate AXA Equitable Company and appropriately licensed, registered or otherwise qualified to offer and sell the Product to be offered and sold by such individual under the insurance laws of such state or jurisdiction. The General Agent understands that the respective insurance departments of certain states may require that an examination be passed and/or training requirements be fulfilled by agent before he or she can solicit for sale of the Product. Nothing in this Agreement is to be construed as requiring an AXA Equitable Company to obtain a license or issue a consent or appointment to enable any particular agent to sell the Product. All matters concerning the licensing of any individuals recommended for appointment by the General Agent under any applicable state insurance law shall be a matter directly between the General Agent and such individual. The General Agent shall furnish the AXA Equitable Companies with proof of proper licensing of such individual or other proof, reasonably acceptable to the AXA Equitable Companies, of satisfaction by such individual of licensing requirements prior to the appointment of any such individual as an agent of any AXA Equitable Company. In conjunction with the submission of appointment papers for all such individuals as insurance agents of an AXA Equitable Company, the General Agent shall be deemed to represent that each individual is competent and qualified to act as an agent for the AXA Equitable Companies and to hold him or herself out in good faith to the general public.

§3.5 Representations and Warranties. The Broker-Dealer and the General Agent represents, warrants and covenants that:

a. (i) It is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (ii) it has, and shall have, all rights and authority required to enter into this Agreement; (iii) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws related to or limiting creditors’ rights generally or general principles of equity); (iv) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby, do not and shall not (1) conflict with or result in a breach of any provision of its organizational documents, or (2) result in a breach of any agreement to which it is a party;

b. The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby, do not and will not violate any law, rule or regulation.

ARTICLE IV

Broker-Dealer and General Agent Responsibilities and Compliance

§4.1 Supervisory Responsibilities of General Agent. The General Agent shall train, supervise and be solely responsible for the conduct of the Agents in their solicitation activities in connection with the Product, and shall supervise Agents’ strict compliance with applicable rules and regulations of any governmental or other insurance authorities that have jurisdiction over insurance contract activities, as well as the rules and procedures of the AXA Equitable Companies, as communicated to the General Agent, pertaining to the solicitation, sale and submission of applications for the Product and the provision of services relating to the Product. The General Agent shall be solely responsible for background investigations of the proposed agents to determine their qualifications, good character and moral fitness to sell the Product.

§4.2 Supervisory Responsibilities of Broker-Dealer. The Broker-Dealer shall be responsible for securities training, supervision and control of the Agents in connection with their solicitation activities and any incidental services with respect to the Product and shall supervise Agents’ strict compliance with applicable federal and state securities laws and FINRA requirements in connection with such solicitation activities and with the rules and procedures of AXA Equitable and Distributor.

§4.3 Compliance with Applicable Laws. The Broker-Dealer and the General Agent hereby represent and warrant that they are in compliance with all applicable federal and state securities laws and regulations and all applicable insurance laws and regulations, including, without limitation, applicable state insurance laws and regulations imposing insurance agency and agent licensing requirements. The Broker-Dealer and the General Agent each agree to carry out their respective sales and administrative activities and obligations under this Agreement in continued compliance with federal and state laws and regulations, including those governing securities and insurance-related activities or transactions, as applicable. The Broker-Dealer and the General Agent shall notify the Distributor and the AXA Equitable Companies immediately in writing if Broker-Dealer and/or the General Agent is subject to a regulatory order, or a finding that it fail to comply with any of the laws and regulations applicable to either of them.

§4.4 Compliance with U.S. Patriot Act. The Broker-Dealer and the General Agent hereby represent and warrant that they are and will continue to be in compliance with all applicable provisions of the U.S. Patriot Act and other customer identification, anti-money laundering, anti-terrorism and similar laws and regulations (collectively, “AML”), and the AXA Equitable Companies and the Distributor may rely on the Broker-Dealer and the General Agent to so comply. The Broker-Dealer and the General Agent shall have an established and maintained written AML policy and procedure (available for review by the AXA Equitable Companies) reasonably designed to achieve and monitor compliance with the requirements of the Bank Secrecy Act (31 U.S.C. 5311, et seq.), and the implementing regulations promulgated thereunder by the Department of the Treasury. The anti-money laundering program must be approved, in writing, by a member of senior management of Broker-Dealer. The Broker-Dealer and the General Agent are required to: (i) establish and implement policies and procedures that can be reasonably expected to detect and cause the reporting of transactions required under 31 U.S.C. 5318(g) and the implementing regulations thereunder; (ii) establish and implement policies, procedures, and internal controls reasonably designed to achieve compliance with the Bank Secrecy Act and the implementing regulations thereunder; (iii) provide for annual (on a calendar-year basis) independent testing for compliance to be conducted by a qualified third party; (iv) designate and identify to FINRA a designated AML Officer (i.e., the individual responsible for implementing and monitoring the day-to-day operations and internal controls of the AML program); and (v) provide ongoing training for appropriate Personnel and Agents.

The Broker-Dealer and the General Agent will, on request, provide the Distributor with such certificates of compliance and the results of their annual AML independent test as the Distributor may reasonably request. The Broker-Dealer and the General Agent will ensure that all appropriate Personnel and Agents have completed and will continue to receive all required on-going AML training and will not allow any Agent to solicit applications for the Product unless he/she has have previously completed all required AML training. The Broker-Dealer and the General Agent will promptly notify the Distributor if the Broker-Dealer and the General Agent detect suspicious customer activity and cooperate with the Distributor and the AXA Equitable Companies in testing the effectiveness of their AML programs, including testing of the requirements in this Section.

a. Broker-Dealer and the General Agent represents and warrants: (1) it has a written CIP consistent with Section 326 of the USA PATRIOT Act and its implementing regulations; (2) it is subject to a rule implementing 31 U.S.C. 5318 (h); and (3) it is regulated by a federal functional regulator as that term is defined under 31 C.F.R. Section 103.120(a)(2). Broker-Dealer and the General Agent recognizes that Distributor under §103.122(b)(6) will be fully reliant on the Broker-Dealer and the General Agent’s CIP program in its entirety and will provide Distributor with an annual certification declaring (i) that they have implemented an AML program in accordance with Section 352 of the Patriot Act, (ii) has implemented and maintained a sanctions compliance program reasonably designed to comply with all applicable regulations issued by OFAC, inclusive of ongoing list screening of its customers and (iii) that they or their agents will perform the specified requirements of a customer identification program in the manner contemplated by Section 326 of the Patriot Act, including but not limited to collecting appropriate customer due diligence information and entity documentation (e.g., beneficial entity ownership information, source of funds and identification of politically exposed persons (including associates and relatives)), and verifying the identity of each customer to ensure that it is reasonably certain of each customer’s identity.

c. The Broker-Dealer and the General Agent acknowledges it has the primary relationship with the client who is establishing the Funding Agreement, and therefore the Broker-Dealer and the General Agent is in the best position to know: (1) the client’s identity (2) the client’s source of funds; (3) the client’s purpose for establishing the account, (4) the client’s purpose for funds deposited into and withdrawn from the account; and (5) whether any particular transaction or series of transactions is unusual for that particular client.

d. The Broker-Dealer and the General Agent shall not accept any application for the Product or forward the same to Distributor unless the Broker-Dealer and the General Agent have first verified the identity of the applicant in accordance with customer identification program and whether such person appears on any list of known or suspected terrorists or terrorist organization issued by any federal governmental agency. Distributor and the AXA Equitable Companies shall have the right, upon reasonable notice, to obtain and review documentation evidencing compliance with the foregoing.

e. Broker-Dealer and the General Agent will use reasonable efforts to ascertain the source of customer funds, that the assets being invested have been legitimately obtained, and that any disbursement are for legitimate purposes.

f. The Broker-Dealer and the General Agent will take a reasonable steps necessary to ensure all fund transfers will be made to or from the buyer’s established US bank account and that fund transfers to or from third parties will be prohibited.

g. The Broker-Dealer and the General Agent must satisfy itself that opening an account would not violate the provisions of various Executive Orders and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or be subject to other restrictions based on such relevant government lists as may be published from time to time. The Broker-Dealer General Agent will promptly inform Distributor and AXA Equitable if it either suspects or knows that a account is subject to an OFACE or U.S. government list restriction.

h. Suspicious Activity Reports. The Broker-Dealer and the General Agent affirms that it has a responsibility – independent of the responsibility of Distributor and the AXA Equitable Companies – to monitor, detect and report suspicious activity and shall file suspicious activity reports using Form SAR-SF (or whatever appropriate form that may be designated by federal authorities) as it deems necessary. To the extent permitted by applicable law, Broker-Dealer and General Agent shall, as soon as practical after identifying a potentially suspicious activity and prior to filing a suspicious activity report, notify Distributor’s Anti-Money Laundering Officer and shall, provided Distributor and Broker-Dealer and General Agent has each made the necessary regulatory filing to facilitate information sharing under FinCEN 314(b), communicate with Distributor about the transaction for purpose of sharing information about the transaction and determining whether Distributor or Broker-Dealer and General Agent shall file the suspicious activity report, unless such sharing of information is prohibited by law. In addition, Broker-Dealer and General Agent shall promptly notify Distributor regarding any account activity Broker-Dealer and General Agent believes to be suspicious, not legitimate, not having a reasonably apparent explanation, or could support the filing of a SAR-SF as permitted by applicable law. Nothing in this paragraph shall be read to prohibit Broker-Dealer and General Agent or Distributor from filing its own suspicious activity and other reports as it believes necessary or appropriate. Broker-Dealer and General Agent shall take such steps as Distributor may reasonably request in connection with any potential suspicious activity in an account, including closing the account.

i. FinCEN 314(a) Broker-Dealer and the General Agent responsible for receiving and appropriately responding to requests for information from the US Treasury’s Financial Crime Enforcement Network (“FinCEN”) issued under the provisions of the USA PATRIOT Act.

j. FinCEN 314(b) Distributor, AXA Equitable Companies, and Broker-Dealer and the General Agent will each file the necessary certifications with FinCEN in order to voluntarily share information for the purposes of combating money laundering and other criminal activity, as provided for under regulations implementing Section 314b of the USA PATRIOT Act.

§4.5 OFAC and Government Watch list Screening. The Distributor shall, or shall cause its Affiliate to, comply with all regulations issued by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) with respect to outgoing payments contemplated by the Funding Agreements as directed by the M&A Parties. Distributor, or its Affiliate, will make outgoing payments to a payment account designated per the terms of the Funding Agreement. Any further distributions out of the payment account are not considered to be made on behalf of the Distributor or AXA Equitable Companies, and therefore, the Distributor, AXA Equitable, or its Affiliate, are not responsible for OFAC compliance with respect to further disbursement out of the payment account.

§4.6 Anti-Bribery Compliance. The Broker-Dealer and the General Agent hereby represent and warrant that, in connection with this Agreement:

a. They will comply with all applicable anti-Bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time; and

b. The Broker-Dealer and the General Agent will notify Distributor and the AXA Equitable Companies if they become aware of any possible breaches of such laws and regulations that may be connected to business involving Distributor or an AXA Equitable Company.

§4.7 Restrictions on Sales Activity. The Broker-Dealer and the General Agent and Agents shall not offer or attempt to offer the Product, nor solicit applications for the Product, nor deliver the Product, in any state or other jurisdiction in which the Product may not lawfully be sold or offered for sale. For purposes of determining where the Product may be offered and applications solicited, the Broker-Dealer and the General Agent may rely on written notification, as revised from time to time, received from the Distributor.

§4.8 Purchase Payments. The General Agent shall instruct the M&A Parties that all Purchase Payments shall be sent promptly (and in any event not later than two business days after receipt) to the appropriate AXA Equitable Company at the address indicated in the rules and procedures of such AXA Equitable Company, or at such other address as the AXA Equitable Company or the Distributor may subsequently specify in writing. Each initial payment of a Purchase Payment shall be accompanied or preceded by a properly completed application for a Product. Checks in payment of Purchase Payments or outstanding loans shall be drawn to the order of the appropriate AXA Equitable Company.

§4.9 Reserved.

§4.10 Delivery of Funding Agreement, Prospectus. Upon issuance of a Funding Agreement by an AXA Equitable Company and delivery of such Funding Agreement and the Product Prospectus to the General Agent, the General Agent shall promptly deliver such Funding Agreement and the Product Prospectus to the M&A Parties. For purposes of this provision, “promptly” shall be deemed to mean not later than five calendar days. Consistent with its administrative procedures, each AXA Equitable Company will assume that a Funding Agreement issued by it will be delivered by the General Agent to the M&A Parties within five calendar days. The General Agent agrees to deliver the Product Prospectus to the M&A Parties as required by any applicable federal law. The Broker-Dealer and the General Agent shall indemnify the AXA Equitable Company issuing the Product for any loss incurred by such AXA Equitable

Company that result from the General Agent’s failure to deliver such Funding Agreement and Product Prospectus to such M&A Party within the contemplated five-calendar-day period for the Funding Agreement or as required by law for the Product Prospectus.

§4.11 Restrictions on Communications. Neither the Broker-Dealer nor the General Agent, nor any of their Personnel, registered persons, associated persons or affiliated persons, in connection with the offer or sale of the Product, shall give any information or make any representations or statements, written or oral, concerning the Product other than information or representations contained in the Product Prospectus, statements of additional information and Product Registration Statements, or in reports or proxy statements therefor, or in promotional, sales or advertising material or other information supplied and approved in writing by the Distributor.

§4.12 Reserved.

§4.13 Restrictions on Sales Material and Name Usage. Except as provided in Article XIII, the Broker-Dealer and the General Agent shall neither use nor authorize the use of the General Agent Materials or any promotional, sales or advertising material relating to the Product, the AXA Equitable Companies, or the Separate Accounts without the prior written approval of the Distributor. Furthermore, the Broker-Dealer and the General Agent shall neither use nor authorize the use of the name of AXA Equitable or of an Affiliate of AXA Equitable, or any other name, trademark, service mark, symbol or trade style that is now or may hereafter be owned by AXA Equitable or by an Affiliate of AXA Equitable, except as set forth herein or in the manner and to the extent that such use may be specifically authorized in writing by AXA Equitable or the Distributor.

§4.14 Reserved.

§4.15 Tax Reporting Responsibility. The Broker-Dealer and the General Agent shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents and for any withholding of taxes from compensation paid to Agents, including, without limitation, FICA, FUTA, and federal, state and local income taxes.

§4.16 Withholding Taxes. The Broker-Dealer and the General Agent agrees to provide appropriate documentation reasonably required to demonstrate status for tax withholding and information reporting purposes to any applicable tax jurisdiction. Such documentation may include, but is not limited to, United States Internal Revenue Service (IRS) Form W-9 or Form W-8 series. The Broker-Dealer and the General Agent further agrees to alert Distributor and the AXA Equitable Companies on any change of circumstances which would affect Distributor’s or the AXA Equitable Companies’ reliance on documentation previously provided, and to provide additional or corrected documentation. The Broker-Dealer and the General Agent acknowledge that if Distributor or the AXA Equitable Companies are required to withhold tax due to the Broker-Dealer and the General Agent’s failure to timely provide complete tax status documentation, Distributor or the AXA Equitable Companies will withhold and remit such tax and any fees payable to the Broker-Dealer and the General Agent will be net of such tax. The documentation requirements of this Section 4.16 of this Agreement apply to any person to whom or to which the Broker-Dealer and the General Agent has subcontracted or assigned any obligation or payment under this Agreement.

§4.17 Maintenance of Books and Records. The General Agent represents that it maintains and shall maintain such books and records concerning the activities of the Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by the

Distributor to reflect adequately the Product processed through the General Agent. The General Agent shall make such books and records available to the Distributor and/or an AXA Equitable Company at any reasonable time upon written request by the Distributor. The Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning its business and the activities of the Agents as are required by the SEC, FINRA and other agencies having jurisdiction and that may be reasonably required by the Distributor to reflect adequately the Product processed through the General Agent. Broker-Dealer shall make such books and records available to the Distributor and/or an AXA Equitable Company at any reasonable time upon written request by the Distributor or such AXA Equitable Company.

§4.18 Bonding of Agents and Others. The Broker-Dealer represents that all Personnel and registered representatives of the Broker-Dealer who are appointed pursuant to this Agreement as Agents for state insurance law purposes or who have access to funds of the AXA Equitable Companies, including but not limited to funds submitted with applications for the Product or funds being returned to purchasers of Product, are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by the Broker-Dealer at the Broker-Dealer’s expense. Such bond shall be, at least, of the form, type and amount required under the FINRA Conduct Rules. The Distributor may require evidence, satisfactory to it, that such coverage is in force, and the Broker-Dealer shall give prompt written notice to the Distributor of any cancellation or change of coverage. The Broker-Dealer assigns any proceeds received from the fidelity bonding company to the AXA Equitable Companies to the extent of each AXA Equitable Company’s loss due to activities covered by the bond. If there is any deficiency amount, as a result of a deductible provision or otherwise, the Broker-Dealer shall promptly pay the affected AXA Equitable Company such amount on demand, and the Broker-Dealer hereby indemnifies and holds harmless such AXA Equitable Company from any such deficiency and from the costs of collection thereof (including reasonable attorneys’ fees).

§4.19 Reports to Insurers. The Broker-Dealer and the General Agent shall promptly furnish to each AXA Equitable Company or its authorized agent any reports and information that such AXA Equitable Company may reasonably request for the purpose of meeting such AXA Equitable Company’s reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or the rules of FINRA.

ARTICLE V

Standard of Conduct for Agents and General Agent

§5.1 Basic Rules of Conduct. The Broker-Dealer and the General Agent shall ensure that the General Agent and each Agent shall comply with a standard of conduct including, but not limited to, the following:

a. An Agent shall be duly qualified, licensed and registered to solicit and participate in the sale of the Product as provided in Article III.

b. An Agent shall not solicit applications for the Product without delivering the Product Prospectus where required by state insurance law (as set forth in a notice to be supplied by the AXA Equitable Companies), the then currently effective statement of additional information for the Product, and any other information whose delivery is specifically required. In soliciting applications for the Product, the General Agent shall only make statements, oral or written, which are in accordance with the Product Prospectus and written sales literature regarding the Product authorized by the Distributor. An Agent shall utilize only those applications for the Product provided to the General Agent by the Distributor.

c. An Agent shall recommend the purchase of the Product to an M&A Party only if he or she has reasonable grounds to believe that such purchase is suitable for the M&A Party in accordance with, among other things, applicable regulations of any state regulatory authority, the SEC and FINRA. While not limited to the following, a determination of suitability shall be based on information supplied to the General Agent after a reasonable inquiry concerning the M&A Party’s insurance and investment objectives and financial situation and needs.

d. The General Agent shall require that any payment of Purchase Payments, whether in the form of a check or otherwise, shall be drawn in U.S. dollars on a bank located in the United States and made payable to the appropriate AXA Equitable Company and, if in the form of a check, signed by the M&A Party purchasing the Product. An Agent shall not accept third-party checks or cash as a Purchase Payment.

e. All checks and applications for the Product received by the General Agent shall be forwarded promptly and in any event not later than two business days after receipt, to the processing office designated by the AXA Equitable Companies.

f. Neither an Agent nor the General Agent shall have authority to endorse checks to AXA Equitable.

g. Neither an Agent nor the General Agent shall have authority to alter, modify, waive or change any of the terms, rates, charges or conditions of the Product.

h. Neither an Agent nor the General Agent shall make representations concerning the continuation of non-guaranteed terms or provisions of the Product.

i. The General Agent shall have no authority to advertise for, on behalf of, or with respect to an AXA Equitable Company, the Distributor, the Separate Account, or the Product without prior written approval and authorization from the Distributor.

j. The General Agent shall not furnish any transfer or other instructions by telephone to the AXA Equitable Companies on behalf of an owner of a Product without having first obtained from such owner a written authorization in a form acceptable to the AXA Equitable Companies.

l. An Agent and the General Agent shall act in accordance with the rules and procedures of the AXA Equitable Companies in connection with any solicitation activities relating to the Product.

ARTICLE VI

Responsibilities of Distributor

§6.1 Prospectuses and Applications Provided by Distributor. During the term of this Agreement, the Distributor will provide the Broker-Dealer and the General Agent, without charge, with as many copies of the Product Prospectus and applications for the Product, as the Broker-Dealer or the General Agent may reasonably request. Upon receipt from the Distributor of updated copies of the Product Prospectus and applications for the Product, the Broker-Dealer and the General Agent will promptly discard or destroy all copies of such documents previously provided to them, except such copies as are needed for purposes of maintaining proper records. Upon termination of this Agreement, the Broker-Dealer and the General Agent will promptly return, to the Distributor, all Product Prospectuses, Product applications, and other materials and supplies furnished by the Distributor to the Broker-Dealer or the General Agent or to the Agents except the copies required for maintenance of records.

§6.2 Sales Material Provided by Distributor. During the term of this Agreement, the Distributor will be responsible for providing the AXA Equitable Materials and approving all other promotional, sales and advertising material including the General Agent Materials to be used by the Broker-Dealer and the General Agent. The AXA Equitable Materials, the General Agent Materials and all other promotional, sales and advertising materials shall be collectively defined as the “Sales Material”. The Distributor will file the Sales Materials or will cause such Sales Materials to be filed with the SEC and FINRA and with any state securities regulatory authorities, as required.

§6.3 Information Provided by Distributor. The Distributor will compile periodic marketing reports summarizing sales results to the extent reasonably requested by the Broker-Dealer or the General Agent.

§6.4 Compliance with Applicable Laws. The Distributor represents and warrants that it is in compliance with all applicable federal and state securities laws and regulations and all applicable insurance laws and regulations, including, without limitation, state insurance laws and regulations imposing insurance licensing requirements. The Distributor agrees to carry out its administrative activities and obligations under this Agreement in continued compliance with federal and state laws and regulations, including those governing securities and insurance-related activities or transactions, as applicable. The Distributor shall notify the Broker-Dealer immediately in writing if Distributor or an AXA Equitable Company is subject to a regulatory finding that it failed to comply with any of the laws and regulations applicable to either of them in a manner that would adversely affect the Broker-Dealer or General Agent or the sale of the Product.

§6.5 Representations and Warranties. The Distributor represents, warrants and covenants that:

a. (i) It is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (ii) it has, and shall have, all rights and authority required to enter into this Agreement; (iii) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws related to or limiting creditors’ rights generally or general principles of equity); (iv) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby, do not and shall not (1) conflict with or result in a breach of any provision of its organizational documents, or (2) result in a breach of any agreement to which it is a party; and

b. The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby, do not and will not violate any law, rule or regulation.

ARTICLE VII

Commissions, Fees and Expenses

§7.1 Compensation Schedule. During the term of this Agreement, the Distributor shall pay to the General Agent as compensation for Product for which it is the Broker-of-Record, the amounts set forth in Schedule II as such Schedule II may be amended or modified at any time in any manner with prior notice by the Distributor, and subject to the other provisions of this Agreement. Any amendment to Schedule II will be applicable to a Product for which an application or a Purchase Payment is received by an AXA Equitable Company on or after the effective date of such amendment, in accordance with procedures established by the Distributor. Compensation with respect to the Product shall be paid to the General Agent only for so long as the General Agent is the Broker-of-Record for the Product and the General Agent also remains a broker-dealer or enters into a networking agreement with a broker-dealer acceptable to Distributor and such networking agreement is compliance with the SEC no-action letter allowing payment of securities related compensation to insurance agencies in connection with life insurance products.

§7.2 Limitations on Compensation. No compensation or reimbursement of any kind other than that described in this Agreement is payable to the General Agent or the Broker-Dealer. In addition, the Broker-Dealer and the General Agent recognize that all compensation payable to the General Agent hereunder will be disbursed by or on behalf of the Distributor on a monthly basis, after each Purchase Payment is received and accepted by the appropriate AXA Equitable Company.

§7.3 Expenses Paid by Parties. Neither party shall, directly or indirectly, expend or contract for the expenditure of any funds of the other party or its Affiliates. The Distributor, Broker-Dealer and the General Agent shall each pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless the Distributor shall have agreed in advance in writing to share the cost of certain expenses. The Broker-Dealer will be obligated to pay all state appointment fees, including, but not limited to, renewal appointment fees, transfer fees and termination fees, and any other fees required to be paid to obtain state insurance licenses for Agents as and to the extent required by applicable state insurance licensing laws.

§7.4 No Rights of Agents to Compensation Paid by Distributor. Agents shall have no interest in this Agreement or right to any commissions to be paid by the Distributor to the General Agent. The General Agent shall be solely responsible for the payment of any commission or consideration of any kind to Agents. The General Agent shall have no interest in any compensation paid by an AXA Equitable Company to the Distributor, now or hereafter, in connection with the sale of any Product under this Agreement.

§7.5 Compensation Disclosure. To the extent legally required, the parties shall disclose to all applicable M&A Parties on Covered Transactions in the applicable Funding Agreement that Distributor, the appropriate AXA Equitable Company and the Broker-Dealer and the General Agent are receiving fees in connection with deposits under the Funding Agreements. The initial content of such disclosure is set forth in Exhibit D attached hereto. The parties will mutually agree as to the frequency and timing of such disclosure and the determination as to whether future changes to the form of, or the content of, such disclosure is appropriate with respect to such arrangements.

ARTICLE VIII

Term of Agreement

§8.1 Sale of the Product. This Agreement relates solely to the sale of the Product. The parties agree that during the term of this Agreement the Broker-Dealer and the General Agent will not create or sell or participate in the creation or sale of a similar product or a product that would directly or indirectly compete with the Product.

§8.2 Term for Authority to Offer and Sell the Product. The General Agent shall be authorized to offer and sell the Product to M&A Parties pursuant to this Agreement from the Effective Date, and, unless terminated earlier pursuant to Sections 8.3, 8.4 or 8.5, this Agreement shall remain in effect; provided, however, that such authorization shall automatically terminate upon termination of the Master Services Agreement or any distribution agreement between the Distributor and an AXA Equitable Company relating to the Product.

§8.3 Termination of Authority to Offer and Sell the Product. The initial term of this Agreement shall commence on the Effective Date and remain in effect for five (5) years. This Agreement shall be automatically renewed at the end of each successive one-year period, unless terminated in writing by a party no less than ninety (90) days prior to the termination of the initial term or the then-applicable successive period.

§8.4 Termination of Agreement. This Agreement shall terminate and be of no further force or effect on the date the General Agent’s authority to offer and sell the Product pursuant to this Agreement terminates pursuant to Section 8.2 or 8.3 above if there are no Funding Agreements in effect on such date and no term sheet therefor have been received by an AXA Equitable Company prior thereto. If one or more Funding Agreements are in effect on such date or any applications therefor have been received by an AXA Equitable Company prior thereto, then this Agreement shall thereafter continue in full force and effect in all other respects, notwithstanding the termination of the General Agent’s authority to offer and sell the Product pursuant hereto, as to any of such Funding Agreements in effect, such outstanding applications and/or Products subsequently sold pursuant thereto, as to which the General Agent is the Broker-of-Record, for as long as the General Agent continues to be the Broker-of-Record with respect thereto unless earlier terminated pursuant to Section 8.5 below. For the avoidance of doubt, the termination of this Agreement, for any reason, shall not result in the termination of any Funding Agreement (including the provisions of this Agreement related to such Funding Agreement), each Funding Agreement being terminable only in accordance with the terms of such Funding Agreement and each party shall fulfill all of its remaining obligations under outstanding Funding Agreements as of the date of such termination until such time as all such obligations are fully satisfied, and the compensation payable pursuant to Section 7.1 shall continue until the Separate Account is entirely wound down.

§8.5 Termination for Cause. Either party may terminate this Agreement by written notice: (i) in the event the other party is in material breach of any representation, warranty or obligation under this Agreement, which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days (or such other time period expressly stated herein) after receipt of notice of such breach; or (ii) in the event either party shall formally declare bankruptcy, reorganization, liquidation, or receivership; or shall have instigated against it bankruptcy, reorganization, liquidation, or receivership proceedings, and shall fail to remove itself from such proceedings within ninety (90) days from the date of institution of such proceedings.

§8.6 Surviving Provisions. Upon termination of this Agreement pursuant to Section 8.4 or 8.5 above, the provisions of this Agreement, that by their nature and content, must survive the termination of this Agreement in order to achieve the fundamental purposes of this Agreement (including, without limitation, those provisions relating to confidentiality, dispute resolution and indemnification), shall so survive and continue to bind the parties. Without limiting the generality of the foregoing, the parties specifically acknowledge that the following provisions shall survive and continue to bind the parties: Article XI, Section 4.16 and Sections 7.1, 10.33 and 10.4 shall survive any termination of this Agreement.

ARTICLE IX

Complaints and Investigations

§9.1 Cooperation in Investigations and Proceedings. The Distributor, the Broker-Dealer and the General Agent shall each cooperate fully in any insurance regulatory investigation, proceeding or inquiry or in any judicial proceeding arising in connection with the Product marketed under this Agreement. In addition, the Distributor, the Broker-Dealer and the General Agent shall cooperate fully in any securities regulatory investigation, proceeding or inquiry or in any judicial proceeding with respect to the Distributor, the Broker-Dealer, their Affiliates or their agents, to the extent that such investigation or proceeding is in connection with the Product marketed under this Agreement. Copies of documents received by any party to this Agreement in connection with any judicial proceeding shall be furnished promptly to all of the other parties.

§9.2 Notification and Related Requirements. Without limiting the provisions of Section 9.1:

a. The Broker-Dealer and the General Agent will be notified promptly of any customer complaint or notice of any regulatory investigation, proceeding or inquiry or any judicial proceeding received by the Distributor or an AXA Equitable Company with respect to the Broker-Dealer, General Agent or any Agent.

b. The Broker-Dealer and the General Agent will promptly notify the Distributor and the appropriate AXA Equitable Company of any customer complaint or notice of any regulatory investigation, proceeding or inquiry or any judicial proceeding received by the Broker-Dealer, the General Agent or their Affiliates with respect to themselves, their Affiliates or any Agent in connection with the Product marketed or sold under this Agreement or any activity relating to the Product and, upon request by the Distributor, will promptly provide copies of all relevant materials to the Distributor.

c. In the case of a customer complaint, the Distributor, the Broker-Dealer and the General Agent will cooperate in investigating such complaint, and any response by the Broker-Dealer or the General Agent to such complaint will be sent to the Distributor and shall be mutually agreed to by the parties hereto not less than five business day prior to such response being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or email.

ARTICLE X

Assignment, Subcontracting, Amendment, Confidentiality

§10.1 Non-Assignable Except to Certain Affiliates. This Agreement shall be non-assignable by the parties hereto, except that a party may assign its rights and obligations to an Affiliate, a successor pursuant to a merger, reorganization, consolidation or sale, an entity that acquires all or substantially all of a party’s assets or business applicable to this Agreement, provided that:

a. the assignee is duly licensed to perform all functions required of that party under this Agreement;

b. the assignee undertakes to perform such party’s functions hereunder; and

c. in the event that the Broker-Dealer or the General Agent determines to assign its rights and obligations under this Agreement: such proposed assignment is approved in advance by the Distributor; and, the Broker-Dealer or the General Agent or the assignee pays any state insurance agent appointment fees and any other charges or fees, including taxes, that become due and payable as a result of the assignment.

§10.2 Prior Agreements and Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, either oral or written, between the parties relating to the Product and         , except for any amendment of Exhibit          or of Schedule         , pursuant to the terms of Section 2.6, or Schedule         , pursuant to the terms of Section 7.1, may not be modified in any way unless otherwise provided for herein or by written agreement.

§10.3 Confidentiality. A. “Confidential Information” of a party shall mean all confidential or proprietary information, including trade secrets, expressions, ideas, business practices and agents of such party in any medium, as well as the terms of this Agreement, but shall not include Nonpublic Personal

Information (as defined below) which is subject to separate provisions of this Agreement. For purposes of this Agreement and unless otherwise indicated, reference to each party shall include their Affiliates and the Personnel of such party and its Affiliates.

B. All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information, but in no case to a lesser extent than reasonable care under the circumstances requires. No party shall disclose, publish, release, transfer or otherwise make available Confidential Information of any other party in any form to, or for the use or benefit of, any person or entity without the other parties’ consent. Each party shall, however, be permitted to disclose relevant aspects of the other parties’ Confidential Information to its Personnel to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party or parties is not disclosed or duplicated in contravention of the provisions of this Agreement by such Personnel.

C. The confidentiality obligations of this Section shall not restrict disclosure by any party to (i) any governmental and “quasi-governmental” authority having jurisdiction over such party, pursuant to any applicable state or federal laws, or (ii) by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party or parties of such order) and (iii) shall not apply with respect to Confidential Information which (1) is developed by the other party independently of the Confidential Information of the disclosing party without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the effective date of this Agreement, or (5) is rightfully received by a party free of any obligation of confidentiality.

§10.4. Privacy. A. As used herein, “Nonpublic Personal Information” shall include all information about customers and potential customers subject to the protections of Title V of the Gramm-Leach-Bliley Act or any other federal or state laws or regulations relating to or protecting the privacy of customers and/or consumers (the “Privacy Laws”).

B. Each party hereto shall comply with applicable Privacy Laws in connection with the sale and/or servicing of the Product pursuant to this Agreement. Each party hereto shall maintain appropriate policies and procedures relating to administrative, technical, and physical safeguards (i) to ensure the confidentiality of Nonpublic Personal Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of Nonpublic Personal Information; and (iii) to protect against unauthorized access to or use of Nonpublic Personal Information.

C. Except as otherwise provided herein, no Nonpublic Personal Information shall be used by any party hereto or disclosed by any party to any third party for any purpose other than to carry out the transactions contemplated under this Agreement or as otherwise required or permitted under the Privacy Laws.

D. Each party hereto shall inform the other of any violation of this Section by such individual or entity, and the other party hereto shall be entitled to take, or require such party to take, any reasonable measures to mitigate any harm, whether potential or actual, to customers or consumers resulting from any violation of this Section.

ARTICLE XI

Indemnification

§11.1 Indemnification of Distributor. The Broker-Dealer and the General Agent, jointly and severally, shall indemnify and hold harmless each AXA Equitable Company, the Distributor and each person who controls or is associated with an AXA Equitable Company or the Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), insofar as such losses, claims, damages or liabilities arise out of or are based upon:

a. violation(s) by the Broker-Dealer, the General Agent or an Agent of federal or state securities laws or regulations, insurance laws or regulations, or any rule or requirement of FINRA;

b. any unauthorized use of Sales Materials, any oral or written misrepresentations, or any unlawful sales practices concerning the Product or the AXA Equitable Companies by the Broker-Dealer, the General Agent or an Agent;

c. claims by the Agents or other agents or representatives of the General Agent or the Broker-Dealer for commissions or other compensation or remuneration of any type;

d. any action or inaction by any clearing broker or broker furnishing similar services through which the Broker-Dealer or the General Agent processes any transaction pursuant to this Agreement;

e. [To be negotiated]

f. any failure on the part of the Broker-Dealer, the General Agent, or an Agent to deliver the Product to the purchaser thereof on a timely basis in accordance with Section 4.10_ and in accordance with the rules and procedures of the AXA Equitable Companies; or

g. any other breach by the Broker-Dealer or the General Agent of any provision of this Agreement, including, without limitation, Section 5.11.

This indemnification will be in addition to any liability which the Broker-Dealer and the General Agent may otherwise have.

§11.2 Indemnification of Broker-Dealer and General Agent. The Distributor shall indemnify and hold harmless the Broker-Dealer and the General Agent and each person who controls or is associated with the Broker-Dealer or the General Agent within the meaning of such terms under the federal securities laws, and the Personnel of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon (i) any untrue statement of material fact, or any omission to state a material fact, contained in the prospectus or in any written sales literature or other marketing material provided by the Distributor to the Broker-Dealer or General Agent, and (ii) a breach by the Distributor of any provision of this Agreement. This indemnification will be in addition to any liability which the Distributor may otherwise have.

§11.3 Notification and Procedures. After receipt by a party entitled to indemnification (“Indemnified Party”) under this Article XI of notice of the commencement of any action or threat of such action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Article XI (“Indemnifying Party”), such Indemnified Party will notify the Indemnifying Party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so timely notify the Indemnifying Party will not relieve it from any liability under this Article XI, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and/or such Indemnifying Party’s ability to provide indemnification is prejudiced as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to instead retain counsel of its own choosing, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and representation of both parties by the same counsel would constitute an actual or potential conflict due to actual or potential conflicting interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

ARTICLE XII

Miscellaneous

§12.1 Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

§12.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

§12.3 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

§12.4 Notices. All notices under this Agreement shall be given in writing and addressed as follows:

if to the Distributor, to:

AXA Distributors, LLC

1290 Avenue of the Americas

New York, New York 10104

Attention: President

With a copy to:

AXA Distributor, LLC

1290 Avenue of the Americas

New York, New York 10104

Attention: Office of the General Counsel

if to the Broker-Dealer or the General Agent, to:

or to such other address as such party may hereafter specify in writing. Each such notice shall be either hand delivered or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

§12.5 Governing Law, Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflict of laws provisions. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement (“Dispute”) that are not resolved by their mutual agreement during any breach cure period (or such longer period as the parties may agree in writing) will be settled by arbitration. If under FINRA rules then in existence, FINRA has primary or exclusive jurisdiction, then the parties agree to submit the matter to FINRA arbitration which shall proceed in accordance with FINRA rules. With respect to any FINRA arbitration, the parties acknowledge and agree that the relief awarded pursuant to such FINRA arbitration shall be limited to and as provided by FINRA rules. If FINRA does not have primary or exclusive jurisdiction, then either party may initiate arbitration by filing a claim with the American Arbitration Association (“AAA”) in accordance with the procedures in this Section and the Commercial Arbitration Rules of the AAA (“AAA Rules”). The arbitration will be conducted before a panel of three (3) arbitrators, regardless of the size of the Dispute. The AAA shall provide the Parties with a list of not less than ten (10) arbitrators, and each party may strike as many names as it chooses and shall rank the others in descending order of preference. The AAA shall combine the two (2) lists and contact the arbitrators in descending order of combined preference for their availability. If the parties agree on less than three (3) arbitrators or less than three (3) are available, the remainder will be chosen in accordance with the AAA Rules. Any issue concerning the extent to which any Dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators.

The arbitrators may not award non-monetary, injunctive or other equitable relief of any sort; however such relief shall be available to the parties at any time where appropriate from a court of competent jurisdiction. The arbitrators shall have no power to award: (i) damages inconsistent with this Agreement; (ii) punitive damages; or (iii) damages in excess of the limitations set forth in this Agreement. Subject to the foregoing, in no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court sitting in the jurisdiction agreed to by the parties in this Agreement and deciding the matter in accordance with the law agreed to by the parties in this Agreement as the governing law.

Except as described later in this Section, discovery in the arbitration shall be limited to the production of requested documents. The parties may jointly agree to additional discovery. If the parties cannot agree on additional discovery, the party seeking such additional discovery may petition the arbitrators for relief. In such instance, the arbitration panel may permit additional discovery as it deems to be reasonably necessary for the resolution of the case before it. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the content or results of the arbitration, except as necessary to comply with legal, audit or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

The result of the arbitration shall be binding on the parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction. The parties agree that service of process and of any notices required in connection with any arbitration hereunder or any related court proceedings may be given in the manner provided for the giving of notices as set forth in this Agreement. Each party will bear its own costs in the arbitration, including attorneys’ fees. The arbitrators shall not be permitted to award attorney’s fees as part of any award, except in accordance with the indemnification provisions hereof. The parties will share the fees and expenses of the arbitrators equally. The arbitration shall take place at a mutually agreeable location in the Borough of Manhattan. If the parties cannot agree on the location in the Borough of Manhattan, the arbitrators shall choose the location in the Borough of Manhattan.

§12.6 No Waiver of Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

§12.7 Scope of Agreement. All Schedules and Exhibits to this Agreement are part of the Agreement.

§12.8 Publicity. Except as provided in Article XIII, neither the Broker-Dealer nor the General Agent will use Distributor’s or any AXA Equitable Company’s name or marks in any advertising or publicity, without the prior written consent of Distributor or such AXA Equitable Company, which Distributor or such AXA Equitable Company may withhold in its sole discretion.

§12.10 Insurance Requirements. During the term of this Agreement, the Broker-Dealer and the General Agent will be covered by the insurance policies providing coverage and limits of insurance as required by the Master Services Agreement.

ARTICLE XIII

Marketing and Intellectual Property

§13.1 General Agent Materials. From time to time the General Agent may provide to Distributor or an AXA Equitable Company certain General Agent Materials to be used by Distributor and an AXA Equitable Company in connection with the sale and servicing of the Product. General Agent Materials will at all times remain the sole and exclusive property of General Agent, and Distributor neither has nor acquires any right or property interest in such General Agent Materials. Distributor agrees to hold all General Agent Materials for the sole benefit of General Agent and will only use such General Agent Materials for the purpose of promoting, marketing, selling and providing the Product hereunder. Distributor assumes liability for, and bears all risks of damage or loss to, General Agent Materials while such General Agent Materials are in Distributor’s custody and/or control.

§13.2 Scope of Sales Material References. For purposes of this Agreement, all references to sales, promotional, marketing or advertising material shall include, without limitation, advertisements (such as material published, or designed for use in, a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature or published article), and educational or training materials or other communications distributed or made generally available to some or all Agents or employees of the Broker-Dealer or the General Agent.

§13.3 Product Trademark. The Product shall be marketed primarily under the name and trademark mutually agreed for use with the Product, which shall be applied for and owned by AXA Equitable

(“Product Trademark”). Marketing of the Product and the related Services may be co-branded using the Distributor and/or an AXA Equitable Company marks and the Broker-Dealer and General Agent marks where appropriate. Subject to the terms and conditions of this Agreement, each party grants to the other a non-exclusive, non-transferable, royalty-free, worldwide license during the term of this Agreement to use and reproduce the trademarks of the other party solely in connection with marketing the Product and the related Services. The Broker-Dealer and General Agent and Distributor and the AXA Equitable Companies will be responsible for providing reasonable cooperation to one another in the marketing of the Product, including, without limitation, the development of marketing collateral and the use and placement of such marketing collateral. All marketing collateral regarding the Product must be approved by the parties. The Broker-Dealer and General Agent and Distributor and the AXA Equitable Companies will each use commercially reasonable efforts to promote and market the use of the Product, and to inform potential customers of (a) the general features and capabilities of the Product and (b) the interoperability and compatibility of the Services and the advantages to the customer of using the Product and such Services in combination as part of Covered Transactions. Distributor will use commercially reasonable efforts to utilize its internal public relations capabilities to assist in marketing the Product. Broker-Dealer will conduct appropriate promotional, advertising and other marketing efforts for the Product through its existing sales channels and at various third party events. Any information requests, requests for bids or quotations, or other inquiries directed to a party for the Services or similar services shall be promptly forwarded as a copy to the other party. Notwithstanding anything to the contrary herein, effective upon termination or expiration of this Agreement, Broker-Dealer and General Agent shall have an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, to use the Product Trademark in connection with the marketing and sale of Products or similar products utilizing the Broker-Dealer and General Agent Methods.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

Distributor:

By:
Name:
Title:

Broker-Dealer

By:
* Name:
Title:

General Agent:

By:
* Name:
Title:

*	Duly authorized officer of company to sign here on behalf of such company.

EXHIBIT A

Separate Account No. 212

EXHIBIT B

Procedures for Purchase Payment Transmittal

EXHIBIT C

Approved Funding Agreement

EXHIBIT

D

Compensation Disclosure Notice

Schedule I

Products

Schedule II

Fee Schedule